EXHIBIT 3.3

                                MIB DIGITAL, INC.
                          BOARD OF DIRECTORS RESOLUTION
            AUTHORIZING ISSUANCE OF 9,000,000 SHARES OF COMMON STOCK
                                 TO SCOTT HUGHES

September 23, 2009

RESOLVED on this date September 23, 2009 that the Officers of MIB Digital, Inc. are hereby authorized and instructed to issue in the Name of Scott Hughes Certificates for 9,000,000 shares Of Common Stock of this Corporation, and to deliver the same to Scott Hughes. In consideration for cash proceeds of $9,000.00 at a price of $0.001 per Share.

The undersigned Mr. Scott Hughes certifies that he is the Secretary, Sole Officer and Director, and that the above is a true and correct copy of The Resolution that was duly adopted at a meeting of the Board of Directors, which was held on this date September 23, 2009 in accordance with Florida State Law.

September 23, 2009

                                 /s/ Scott Hughes
                                 ----------------
                                 Scott Hughes, President, Secretary and Director